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                                                                  Exhibit (a)(9)
                                                                  --------------


                                  FOR:          DH TECHNOLOGY

                                  APPROVED BY:  Walter S. Sobon
                                                Chief Financial Officer
                                                (619) 451-3485

                                  CONTACTS:     Morgan-Walke Associates
                                                Chris Damme, Doug Sherk
                                                (415) 296-7383

FOR IMMEDIATE RELEASE

              FEDERAL TRADE COMMISSION TERMINATES WAITING PERIOD
                  ON AXIOHM'S TENDER OFFER FOR DH TECHNOLOGY

SAN DIEGO, CA/August 11, 1997 -- DH Technology, Inc. (Nasdaq: DHTK) ("DH") and Axiohm S.A. ("Axiohm") today announced that the Antitrust Division of the Department of Justice has closed its investigation of the tender offer by Axiohm for shares of DH. Following that action, the Federal Trade Commission terminated the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     DH Technology designs, manufactures and distributes transaction printers and mechanisms, magnetic and chip card readers, magnetic heads, impact printheads, bar code printers, and related services and supplies, such as labels and ribbons. The Company's products provide solutions for many diverse applications, including freight and bar code labels, bank transactions, point-of-sale receipts and gaming tickets. The Company employs a broad range of technologies, including thermal, impact and laser printing, as well as magnetic and electronic (chip) card reading technologies.

          [Letterhead of Morgan-Walke Associates, Inc. appears here]